Exhibit 99.1

Blueknight to Present at
Wells Fargo Securities 10th Annual
Pipeline and MLP Symposium

TULSA, Okla, November 29, 2011 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP and BKEPP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that James Dyer, Chief Executive Officer of BKEP’s general partner, and Alex Stallings, Chief Financial Officer and Secretary of BKEP’s general partner, will present at the Wells Fargo Securities 10th Annual Pipeline and MLP Symposium at 3:55p.m., New York City time, on Tuesday, December 6, 2011.

A copy of BKEP's handout materials for the conference will be available beginning at 10:00 a.m., New York City time, on Monday, December 5, 2011.  Investors and interested parties can access a copy of the presentation from the BKEP website at www.bkep.com under the Investors tab.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900